Exhibit 99.1

COREOPTICS, INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN OF 2001

Adopted by the Board of Directors: October 12, 2001

Approved by Shareholders: October 12, 2001

Amended by the Board of Directors and Stockholders: August 28, 2002

Amended and Restated by the Board of Directors and Stockholders: March 16, 2005

Amended by the Board of Directors and Stockholders: June 14, 2006

Amended by the Board of Directors and Stockholders: September 28, 2007

Amended by the Board of Directors and Stockholders: June 1, 2009

Effective Date: October 12, 2001

Termination Date: October 11, 2011

1.	GRANT OF OPTIONS

1.1	Purpose. The purpose of this Stock Incentive Plan of 2001 (the “Plan”) of CoreOptics, Inc. a Delaware corporation (the “Company”), is to advance the interests of the Shareholders by enhancing the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives, and thereby better aligning the interests of such persons with those of the Shareholders. Except where the context otherwise requires, the term “Company” includes its Affiliates. See Section 8 for many definitions of capitalized words for this Plan.

1.2	Number of Shares in Plan. Up to 12,543,941 Common Shares may be issued pursuant to Options and Awards issued under this Plan. The number of shares which may be issued under this Plan will be adjusted from time to time to reflect stock dividends, stock splits and other corporate events described in Section 4. The Board shall not at any time grant Awards for an aggregate number of Common Shares which exceeds the foregoing number of Common Shares.

1.3	Eligible Persons; Different Types of Options; Other Stock-Based Awards. As described below, the Board may from time to time at its discretion grant Options at the applicable Exercise Price to any Eligible Person. Options may be ISOs (incentive stock options) or Nonqualified Options (as defined in Section 8), as appropriate. However, only ISO Eligible Employees may receive the type of Option known as an “incentive stock option” or “ISO”. The Board shall have the right to grant other types of Common Stock-based awards having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock, the grant of stock appreciation rights and stock purchases.

1.4	Evidence of Option. Each Option shall be granted by means of an agreement issued by the Company.

1.5	Committee. The Plan shall be administered by the Board of Directors of the Company. The Board of Directors may delegate its powers hereunder to a committee of the Board comprised of not less than three members of the Board, including any compensation committee of the Board, except for approvals required by Section 7.5 and to the extent permitted by applicable law. However, commencing upon the Company’s registration of any class of any equity security pursuant to Section 12 of the U.S. Exchange Act and until six months after the termination of such registration, the Plan shall be administered by the Board or by a group of directors which shall consist of not less than two members, who during the one year prior to service as an administrator of the Plan, shall not have been granted or awarded equity securities pursuant to the Plan or any other plan of the Company or any of its Affiliates except as permitted to a U.S. corporation under Rule 16b-3 under the U.S. Exchange Act. A member of the Board or any committee appointed thereby shall not be disqualified from serving as an administrator of the Plan merely by having made an election to receive an annual retainer fee in either cash or an equivalent amount of securities, or partly in cash and partly in securities.

1.6	Unexercised Options. If an Option expires or becomes unexercisable for any reason without having been exercised in full, the unpurchased Common Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

2.	RIGHT TO EXERCISE OPTIONS

2.1	Duration, Vesting. Options will be exercisable for such period as may be specified herein or in an Option Holder’s Option Agreement. However, no Option will be valid for more than ten years from the date of grant (or five years if the Option Holder is a 10% or greater stockholder described in Section 2.3 below). The Option Agreement will also specify the vesting schedule, namely, the dates commencing after which the Option can be exercised.

2.2	Exercise Price. The Exercise Price for each Common Share covered by a Nonqualified Option or an ISO shall be the higher of par value or of the Fair Market Value of each Common Share on the date such option is granted.

2.3	Certain Rules for 10% or Greater Stockholders. Any ISO Eligible Employee who owns equity securities of the Company and its Affiliates possessing more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any Affiliate shall not be eligible to receive an ISO unless the Exercise Price of the Common Shares subject to such Option when granted is at least 110% of the Fair Market Value of such Common Shares, and the Option complies with other requirements described in this Plan. For purposes of this Section 2.3, in determining stock ownership, an ISO Eligible Employee shall be considered as owning the stock owned, directly or indirectly, by or for his or her brothers and sisters, spouse, ancestors, and lineal descendants. Common Shares owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries, respectively. Common Shares with respect to which such ISO Eligible Employee or any other person holds an option shall be disregarded. Also, the term “outstanding stock” as used above shall include all stock actually issued and outstanding immediately after the grant of the Option to the Option Holder but shall not include any share for which an Option is exercisable by any person.

2.4	Rules for Persons Who Leave the Company. Unless otherwise agreed by the Company with a particular Option Holder, if an Option Holder’s employment, consulting, advisory, officer, director or other contractual relationship with the Company (collectively, “Engagement”) terminates before exercising his Options, the following provisions will apply:

(a)	Subject to (b) and (c), below, if Engagement terminates after an Exercisability Date, or at any time due to Disability, death, voluntary resignation, or dismissal without breach of conduct as defined in his written employment agreement or any other written agreement to which the Company and the Option Holder are parties, the Option Holder shall be entitled to retain and exercise any Options already granted, for the limited periods described below and for the number of Common Shares that he was entitled to purchase on the date his Engagement was terminated:

(i)	If termination of Engagement is due to Disability, he may exercise his Option within twelve months from the date of such termination of his Engagement as a result of his Disability.

(ii)	If termination of Engagement is due to Option Holder’s death, then his legatee or legatees or his personal representatives or distributees may exercise the Option Holder’s Option within twelve months after date of death.

(iii)	If termination of Engagement is due to dismissal without breach of conduct or Option Holder’s voluntary resignation, he may exercise his Option within three (3) months of the termination.

(b)	Any Option Holder whose Engagement terminates in circumstances other than those described in (a) above (for example, upon termination due to Employee’s breach of conduct) will lose all rights to Options, and any Options which have been granted to such Option Holder will immediately lapse whether or not they would otherwise be exercisable. Notwithstanding the foregoing, the Board may in its absolute discretion allow an Option Holder holding Nonqualified Options to retain the right to exercise some or all of the Nonqualified Options granted to him on such terms as the Board may determine.

(c)	For purposes of this Section 2.4, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed ninety (90) days or, if longer, any period during which such Optionee’s right to reemployment is guaranteed by applicable law. A bona fide leave of absence with the written approval of the Board shall not be considered an interruption of employment under this Section 2.4, provided that such written approval contractually obligates the Company to continue the employment of the Optionee after the approved period of absence.

(d)	In no event may an Option be exercised after the scheduled expiration of the Option Period as described in Section 2.1. Also, a Holder of an ISO must have been an ISO Eligible Employee continuously during the period beginning on the date of the granting of the Option and ending on the day three months before the date such Option Holder exercises such Option.

3.	MECHANICS OF EXERCISING OPTIONS

3.1	Optionholder to Tender Notice, Payment, etc. To exercise an Option in whole or in part, an Option Holder must deliver to the Board a notice in a form specified by the Company, specifying the number of Common Shares for which the Option is being exercised, together with payment in full of the aggregate Exercise Price and with such other documentation as the Company may require. At the sole discretion of and subject to the rules required by the Board, an Option Holder may elect to pay for some or all of the aggregate Exercise Price with Common Shares. Common Shares used by Option Holders to pay the Exercise Price shall be valued at the fair market value on the date of the Option exercise as determined by the Board of Directors. An Option may not be exercised for a fraction of a Common Share.

3.2	Exercise to Comply with Law. Common Shares shall not be issued pursuant to the exercise of an Option unless the exercise and the issuance and delivery of such Common Shares comply with all relevant provisions of law, including, without limitation, applicable securities laws, and the requirements of any Stock Exchange upon which the Common Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. See also Section 6. No Option can be exercised during any period restricted by law or any codes of conduct by which an Option Holder is bound from time to time relating to the dealing of securities of the Company or the Group (including exercise of such securities), including without limitation any laws or regulations governing insider dealing.

3.3	Recharacterization of ISO as Nonqualified Option. An Option which is designated as an ISO will be recharacterized as a Nonqualified Option if, and to the extent that, the Fair Market Value of Common Shares (determined for each Common Share as of the date of grant of the Option covering such Common Share) which become exercisable by an Option Holder for the first time during a single calendar year exceeds US$100,000. The recharacterization is to the extent of such excess over US$100,000. In determining which Option(s) shall be treated as Nonqualified Options under the preceding sentences, the Options shall be taken into account in the order granted, with the result that a later granted Option shall be recharacterized as a Nonqualified Option prior to such recharacterization of previously granted Option.

3.4	ISO Disqualification If Sell Shares Too Soon. A holder of ISOs cannot sell any Common Shares issued upon the exercise of the ISOs either within two years of the granting of the ISOs or within one year after the exercise of the ISOs. Any such sale or other transfer during such period will disqualify the ISO, with the result, among other things, that it will be treated as a Nonqualified Option.

4.	ADJUSTMENT OF OPTIONS.

4.1	Stock Splits and Other Relevant Events. Upon the occurrence of any variation in the share capital of the Company arising from any stock dividend, stock split, reduction of capital, sub-division or consolidation of capital, or issue of shares by way of capitalization of profits or reserves, the number or nominal amount of Common Shares comprised in each Option or Award and/or the Exercise Price thereunder may be adjusted in such manner as the Board may deem appropriate (including retrospective adjustment where a Relevant Event occurs after the date of exercise of an Option or Award but the record date relating to such Relevant Event precedes such date of exercise). However, the Board shall not increase the aggregate Exercise Price relating to any Option or Award, nor change the Exercise Price so that it is less than the par value of the Common Shares to be issued pursuant to the Option or Award. The Board shall notify Option Holders of any such adjustments, and the Board may require Option Holders to tender their Option Agreements for endorsement or replacement.

4.2	Winding Up. If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary liquidation of the Company, every Option and Award shall become exercisable in full (but so that any exercise hereunder shall be conditional upon such resolution being passed) at any time thereafter until the resolution is duly passed or defeated or the general meeting concluded or adjourned without a date being set for its reconvening, whichever shall first occur, subject to the limitations imposed by Section 2.3 upon Option Holders who leave the Company. If such resolution is duly passed, all Options and Awards shall, to the extent that they have not been exercised, thereupon cease and terminate.

4.3	When Another Company Obtains Control of the Company. Upon the occurrence of an Acquisition Event (as defined below) whereby the Options continue in effect, the Common Shares subject to such Options shall continue vesting in accordance with the vesting schedule set forth in the Option Agreement. Upon the occurrence of an Acquisition Event whereby this Agreement is discontinued and the Option Holder receives an option to purchase shares (“Newco Shares”) in the acquiring or surviving company (“Newco”), which option the Board considers a replacement option agreement (the “Replacement Option Agreement”), the Company shall arrange for the Replacement Option Agreement to contain the vesting schedule set forth in such Option Holder’s Option. This Section 4.3 shall apply to all Options granted by the Company regardless of the date upon which such Options shall have been granted.

An “Acquisition Event” shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; provided, however, that an initial public offering shall not be considered an Acquisition Event; (b) any sale of all or substantially all of the assets of the Company; or (c) the complete liquidation of the Company.

5.	ADMINISTRATION

5.1	Notices. Any notice or other document which the Board or the Company is required or may desire to give to any Participant pursuant to this Plan shall be sufficiently given if delivered to him (if he is still an employee of the Group) at his place of work or his home, or sent through the post in a pre-paid cover addressed to the Participant at his address last known to the Company and if so sent shall be deemed to have been duly given on the date of posting (or 7 days after posting, in the case of notices sent via post from one country to another). Any document so sent to a Participant shall be deemed to have been duly delivered notwithstanding that he be then deceased (and whether or not the Company has notice of his death) except where his legal personal representatives have established their title to the satisfaction of the Board and supplied to the Board an address to which documents are to be sent.

5.2	Regulations, forms, etc. The Board shall have power from time to time to make or vary regulations for the administration and operation of this Plan provided that such regulations are not inconsistent with the provisions of this Plan. The Board shall have the power to approve forms of agreement for use under the Plan. Options are to be entered on a register of options.

5.3	Plan Participation. The Board shall have the discretion to make such determinations and adopt such procedures as the Board deems appropriate with respect to Plan participation by Employees.

5.4	Terms of Specific Options. The Board shall have the discretion to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option and Award granted hereunder (including but not limited to the share price and any restriction or limitation, based in each case on such factors as the Board shall determine, in its sole discretion).

5.5	Authority to terminate, suspend, etc. The Board may, from time to time, terminate, suspend or discontinue the Plan, in whole or in part, or revise or amend it in any respect whatsoever including, but not limited to, the adoption of any amendment(s) deemed necessary or advisable to qualify the Options and Awards under rules and regulations promulgated by applicable securities law authorities (such as the US Securities Exchange Commission) with respect to persons who are subject to the provisions of Section 16 of the U.S. Exchange Act, or to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option or Award granted thereunder, without approval of the shareholders of the Company. However, without the approval of the Company’s shareholders, no such revision or amendment shall change the total number of Common Shares subject to the Plan, other than any increase pursuant to Section 5; or materially modify the requirements as to eligibility for participation in the Plan; extend the duration of the Plan; or amend this Section 5.5 to defeat its purpose.

5.6	Protection of Optionholder from Certain Changes. No amendment, termination or modification of the Plan shall materially and adversely affect any Option or Award previously granted without the consent of the Participant.

5.7	Board Decisions Final. All decisions, determinations and interpretations of the Board shall be final and binding on all Participants and any other holders of any Options and Awards.

6.	WITHHOLDING TAXES AND SECURITIES LAWS

6.1	Taxes on Options, etc. The Company or any Affiliate may take such steps as are considered necessary or appropriate to retain any taxes which the Company or any Affiliate is required by any law or regulation of any governmental authority whatsoever to withhold or pay in connection with any Option or Common Share including, without limiting the generality of the foregoing, the retaining of all or any portion of any payment or the retaining of the issue of Common Shares to be issued upon the exercise of any Option, until such time as the Option Holder has paid the Company or any Affiliate any amount which the Company or Affiliate is required to withhold with respect to such taxes. If any such tax liability of the Company or any member of the Group arises, the Company or such member of the Group shall be entitled (but not required) to withhold an amount equal to any such tax from such Participant’s salary or other payments due to him. Alternatively, the Company may require the Participant to pay such tax liabilities to the Company as a condition of the Company such payments or issuing such Common Shares to the Participant.

6.2	Securities Law Issues. Neither the Options which may be granted pursuant to the provisions of the Plan nor the Common Shares which may be acquired pursuant to the exercise of Options nor any Common Shares issued pursuant to Awards have been registered under US, German, or other securities laws. Accordingly, unless the Company states to the contrary in an Award, any Participant who is issued Common Shares or granted an Option under this Plan will, by acceptance or exercise of an Award Agreement, be considered to have made representations, warranties and covenants as follows:

(a)	that in granting the Option and/or issuing the Common Shares to the Option Holder, the Company is relying on the representations and warranties of the Participant described below to support the conclusion of the Company that the granting of the Option and/or the issue of Common Shares do not require registration or listing under US, German or other securities laws;

(b)	that the Participant is acquiring the Option and/or any Common Shares as principal and for the account of the Participant, and without an intention to distribute them;

(c)	that each certificate representing Common Shares issued may be required to have substantially the following legend:

“The securities represented by this certificate have not been registered under US, German or other securities laws, such as the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”). These securities have been acquired for investment and not with a view to or for sale in connection with any distribution thereof, and may be offered, sold or otherwise transferred only (a) once so registered, or (b) to CoreOptics, Inc. or (c) outside the United States in accordance with Rule 904 of Regulation S under the U.S. Securities Act and in compliance with any applicable state securities laws, or (d) with the prior written consent of CoreOptics, Inc. pursuant to another exemption from registration under the U.S. Securities Act and any applicable state or other securities laws. In the case of (c) or (d) above, such transfer shall be accompanied by an opinion of counsel, acceptable to CoreOptics, Inc. and its counsel, to the effect that such registration is not required.”

If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Common Shares issued hereunder is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Common Shares but lacking such legend;

(d)	that other than as contemplated by Subsection 6.2(c) hereof, prior to making any disposition of any Common Shares acquired pursuant to the Plan which might be subject to the requirements of the U.S. Securities Act or other securities law, the Participant shall give written notice to the Company describing the manner of the proposed disposition and containing such other information as is necessary to enable counsel for the Company to determine whether registration or qualification under the U.S. Securities Act or other securities law or is required in connection with the proposed disposition and whether the proposed disposition is otherwise in compliance with such legislation and the regulations thereto;

(e)	other than as contemplated by Subsection 6.2(c) hereof, the Participant will not attempt to effect any disposition of the Common Shares owned by the Participant and acquired pursuant to the Plan or of any interest therein which might be subject to the requirements of the U.S. Securities Act or other securities law in the absence of an effective registration statement relating thereto under the U.S. Securities Act or other securities law or an opinion of counsel satisfactory in form and substance to counsel for the Company that such disposition would not constitute a violation of the U.S. Securities Act or other securities law, and then will only dispose of such Common Shares in the manner so proposed;

(f)	the Company may place a notation on the records of the Company to the effect that none of the Common Shares acquired by the Participant pursuant to the Plan shall be transferred unless the provisions of the Plan have been complied with and that any non-complying transfer is void; and

(g)	the effect of these restrictions on the disposition of the Common Shares acquired by the Participant pursuant to the Plan is such that the Participant may not be able to sell or otherwise dispose of such Common Shares for a considerable length of time in a transaction which is subject to the provisions of the U.S. Securities Act or other securities law other than as contemplated by Subsection 6.2(c) hereof.

7.	GENERAL

7.1	Nonassignability. All Options and Awards shall be non-assignable and non-transferable by any Participant other than pursuant to a will or by the laws of descent or distribution and any attempt to assign or transfer an Option or Award shall cause the Option or Award to lapse.

7.2	Disputes. The decision of the Board in any dispute or question affecting any Participant or as to any rights or obligations of any person hereunder or in relation to the construction or effect hereof shall be final and conclusive.

7.3	Holding Option No Guarantee of Engagement. Nothing contained in the Plan shall confer or be deemed to confer upon any Participant the right to continue in the Engagement of, or to provide services to, the Company or any Affiliate nor interfere or be deemed to interfere in any way with any right of the Company or any Affiliate to discharge any Participant at any time for any reason whatsoever, with or without cause. Participation in the Plan by a Participant shall be voluntary. In no circumstances shall a Participant ceasing to be an employee by reason of dismissal or otherwise howsoever be entitled to or claim as against the Company or any member or former member of the Group any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Options then held by him or otherwise in connection with this Plan.

7.4	Holdback Agreements. By acceptance or exercise of an Option or Award issued pursuant to the Plan, a Participant who is issued Common Shares or granted an Option under this Plan agrees that, if requested by the managing underwriter in any underwritten registration of the Company’s capital stock, each of the Common Shares issued upon the exercise of an Option shall be subject to a restriction on sale, distribution, short sale, loan, or other means of transfer, for such period as such underwriter requests, such period in no event to end more than 270 days after the effective date of such registration. Furthermore, the Company may instruct its transfer agent to place stop transfer notations in its records to enforce the provisions of this Section 7.4.

7.5	Effectiveness. The Plan shall become effective only upon adoption by the Board, but only if approved by a majority of the shareholders of the Company within twelve months before or after the date of such adoption by the Board.

7.6	No Representation or Warranty. The Company makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of the Plan.

7.7	Governing Law. This Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware, USA.

8.	DEFINITIONS.

8.1	In this Plan, except where inconsistent with the subject or context, the words or expressions set out below shall bear the following respective meanings, namely:

Affiliate	Means any subsidiary which is a corporation (other than the Company) in an unbroken chain of corporations that includes the Company if each of such corporations, other than the last corporation in the chain, owns at least 50% of the total voting power of one of the other corporations.

Award	Means grants of shares based upon certain conditions, grants of securities convertible into Common Shares, grants of stock appreciation rights and direct purchases of Common Shares granted in accordance with the terms of the Plan.

Board	Means the board of directors of the Company.

Common Shares	Means shares with a par value of US$.01 per share each having the rights set out in the Company’s Certificate of Incorporation.

Date of Grant	Means the date on which an Option or Award is granted, or (where applicable) is deemed to be granted.

Disability	Means the inability to engage in any substantial gainful activity by reason of any medical determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months, as defined in Section 22(e)(3) of the U.S. Tax Laws.

Eligible Consultant	Means an individual whose services are engaged by any member of the Group via a consulting or services agreement.

Eligible Director	Means a member of the board of any member of the Group.

Eligible Employee	Means a full-time employee of any member of the Group.

Eligible Person	Means an Eligible Consultant, Eligible Director, or Eligible Employee.

Exercisability Date	Means the date on which an Option first becomes exercisable pursuant to this Plan.

Exercise Price	Means the price at which an Option is exercisable pursuant to this Plan, as defined in Section 2.2.

Fair Market Value	Means the fair market value of each Common Share as determined by the Board, determined in good faith and without regard for restrictions that will end.

Group	Means the Company and any subsidiary of the Company or, where the context permits, the Company and any one or more subsidiaries. Here, a subsidiary refers to a corporation controlled by the Company.

ISO	Means an Option that is an “incentive stock option” as defined in Section 422(b) of the U.S. Tax Laws.

ISO Eligible Employees	Means any Eligible Employee, whether or not such Eligible Employee is an officer or a director of any Group member, who is a resident of the United States of America for tax purposes.

Nonqualified Option	Means an option which is not an ISO, as defined above.

Option Agreement	Means the agreement evidencing a grant of Options under this Plan.

Options	Means non-transferable rights (including, without limitation, Nonqualified Options and ISOs) to purchase Common Shares from the Company granted in pursuance of this Plan.

Option Holder	Means a person holding an Option or, where the context requires or permits, his legal personal representatives (but so that, in the event of the insolvency of an Option Holder, all his Options shall lapse).

Option Period	Means the period during which Options can be exercised provided for in Section 2 (unless otherwise specified in the Option Agreement).

Participant	Means a person holding an Award or an Option or, where the context requires or permits, his legal personal representatives.

Shareholders	Means the shareholders of the Company.

Stock Exchange	Means whatever stock exchange on which the Common Shares are listed for trading, and if the Common Shares are listed on more than one exchange, then on the particular such exchange which is designated by the Board from time to time as constituting the “Stock Exchange” under this Plan.

Subscription Agreement	Means the agreement evidencing an Award under this Plan.

U.S. Tax Laws	Means the Internal Revenue Code of the United States of America.

U.S. Exchange Act	Means the U.S. Securities Exchange Act of 1934, as amended.

U.S. Securities Act	Means the U.S. Securities Act of 1933, as amended.

8.2	References to Sections are to Sections of this Plan.